EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Cousins Properties Incorporated and subsidiaries, and on the effectiveness of Cousins Properties Incorporated and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Cousins Properties Incorporated and subsidiaries for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
May 22, 2009